Exhibit 4.16.3
SECOND AMENDMENT TO PACKAGING AND SUPPLY AGREEMENT
This SECOND AMENDMENT to PACKAGING AND SUPPLY AGREEMENT ("Second Amendment"), effective as of the date of last signature below (the "Amendment Effective Date"), is entered into between Indivior UK Limited (CO No. 7183451), a corporation organized and existing under the laws of England and Wales having its registered address at 103-105 Bath Road, Slough, Berkshire SL1 3UH, United Kingdom ("Manufacturer") and Sharp Corporation, a Pennsylvania corporation with a principal place of business at 7451 Keebler Way, Allentown, Pennsylvania 18106 ("Sharp") (collectively the “parties").
WITNESSETH:
WHEREAS, Manufacturer and Sharp are parties to a Packaging and Supply Agreement effective as of September 7, 2017, as amended on March 23, 2018 (the “Agreement”), and
WHEREAS, the parties desire to amend the Agreement as described below.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:
AGREEMENT
1.    Section 11.1 of the Agreement, “Initial Term; Term” is deleted in its entirety and replaced with the following:
“Initial Term; Term. The initial term of this Agreement will begin on the Effective Date and, unless terminated in accordance with this Agreement, continue until December 31, 2020 (the “Initial Term”). This Agreement may be extended for additional periods (such additional periods are each a “Subsequent Term,” and collectively with the Initial Term, the “Term”) by mutual written agreement reached by the parties prior to expiration or termination of this Agreement. The terms and conditions of each Subsequent Term, including but not limited to the applicable Price per Section 5.1(b) and duration thereof, shall be mutually agreed upon in a written document signed by both parties. The Term shall end upon expiration of this Agreement or its earlier termination as set forth herein.”
2.    Except as provided in this Amendment, the terms and conditions set forth in the Agreement shall remain unaffected by execution of this Amendment. To the extent any provisions or terms set forth in this Amendment conflict with the terms set forth in the Agreement, the terms set forth in this Amendment shall govern and control.
IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Amendment as of the Amendment Effective Date.

INDIVIOR UK Limited		SHARP CORPORATION
By:	/s/ Hillel West	By:	/s/ Jeff Benedict
Name:	Hillel West	Name:	Jeff Benedict
Title:	Chief Manufacturing & Supply Officer	Title:	Senior Vice President
Date:	August 17, 2020	Date:	August 17, 2020